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INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

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NORTHWESTERN MUTUAL SERIES FUND, INC.

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NORTHWESTERN MUTUAL SERIES FUND, INC.

Domestic Equity Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

October 28, 2025

To the Contract Owners:

We are pleased to notify you of changes involving the Domestic Equity Portfolio (the “Portfolio”), a series of Northwestern Mutual Series Fund, Inc. (the “Series Fund”).

On June 5, 2025, following a recommendation by Mason Street Advisors, LLC (“Mason Street Advisors”), the investment adviser to the Portfolio, the Series Fund’s Board of Directors (the “Board”) approved the hiring of Putnam Investment Management, LLC (“Putnam”) to serve as sub-adviser to the Portfolio and, in conjunction with this, the Board has approved a new sub-advisory agreement (the “New Sub-Advisory Agreement”) between Putnam and Mason Street Advisors, on behalf of the Portfolio. As was previously communicated to you via supplements dated June 12, 2025, and July 18, 2025, to the Series Fund’s prospectus, effective July 31, 2025, the investment sub-advisory agreement between Delaware Investments Fund Advisers (“DIFA”), a series of Macquarie Investment Management Business Trust, and Mason Street Advisors, on behalf of the Portfolio, was terminated, and Putnam began serving as the sub-adviser for the Portfolio under the New Sub-Advisory Agreement. Mason Street Advisors will continue to serve as the investment adviser to the Portfolio.

I encourage you to read the attached Information Statement, which provides information about Putnam and the New Sub-Advisory Agreement, and discusses the factors that the Board considered in terminating the existing sub-advisory agreement with DIFA and in approving the New Sub-Advisory Agreement with Putnam. The Information Statement does not require any action by you. Its purpose is to provide you with information about the new sub-adviser for the Portfolio.

Sincerely,

PAUL A. MIKELSON

President

Northwestern Mutual Series Fund, Inc.

THIS PAGE INTENTIONALLY BLANK

NORTHWESTERN MUTUAL SERIES FUND, INC.

Domestic Equity Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

INFORMATION STATEMENT

October 28, 2025

The Board of Directors (“Board” or “Directors”) of the Northwestern Mutual Series Fund, Inc. (“Series Fund”) recently approved a new Investment Sub-Advisory Agreement (“New Sub-Advisory Agreement”) for the Domestic Equity Portfolio (the “Portfolio”) between Mason Street Advisors, LLC (the “Adviser” or “Mason Street Advisors”), in its capacity as investment adviser to the Portfolio, and Putnam Investment Management, LLC (“Putnam” or “Sub-Adviser”), effective July 31, 2025. This Information Statement explains why the Directors, following a recommendation from Mason Street Advisors, determined to terminate the investment sub-advisory agreement with Delaware Investments Fund Advisers (“DIFA”), a series of Macquarie Investment Management Business Trust, as the sub-adviser for the Portfolio, and approve the New Sub-Advisory Agreement with Putnam and Mason Street Advisors, on behalf of the Portfolio, as well as describes generally the terms of the New Sub-Advisory Agreement.

These changes were approved by the Board without shareholder approval, pursuant to the terms of an Exemptive Order issued by the Securities and Exchange Commission (“SEC”) to the Series Fund and the Adviser.

On or about October 28, 2025, an Important Notice of Internet Availability of Information Statement (the “Notice”) was first sent to contract owners with an allocation to the Portfolio as of July 31, 2025 (record date). This Information Statement is being provided to contract owners in lieu of a proxy statement pursuant to the terms of the Exemptive Order. As stated in the Notice, this Information Statement will be made available at www.nmseriesfund.com under the column “Information Statement” on or about October 28, 2025, and will remain available until January 27, 2026. A paper or electronic copy of this Information Statement may be obtained, without charge, by calling 866-910-1232 or sending an email to vavldocrequest@northwesternmutual.com.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

BACKGROUND

Series Fund

The Series Fund is a mutual fund that offers its shares in 30 separate investment portfolios, one of which is the Portfolio. All of the outstanding shares of the Series Fund are held by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) through its separate investment accounts (either directly or indirectly through one or more underlying portfolios of the Series Fund operating as a fund of funds) used for funding its variable annuity contracts and variable life insurance policies. Although you are not a shareholder of the Series Fund, all or part of the net considerations or premiums and accumulated amounts under your variable annuity contract or variable life insurance policy are invested in shares of the Series Fund through NML Variable Annuity Account A, NML Variable Annuity Account B, NML Variable Annuity Account C, Northwestern Mutual Variable Life Account or Northwestern Mutual Variable Life Account II. You are receiving this Information Statement because you have directed Northwestern Mutual to allocate all or a portion of your investment to the Portfolio as of July 31, 2025.

Adviser

Mason Street Advisors serves as the investment adviser to the Portfolio pursuant to an Amended and Restated Advisory Agreement between the Series Fund and Mason Street Advisors dated April 30, 2012, as amended November 15, 2013, and February 27, 2025 (“Advisory Agreement”). The Advisory Agreement permits Mason Street Advisors to employ one or more sub-advisers for the purpose of providing investment management services for any of the Series Fund’s portfolios, including the Portfolio. Under the Advisory Agreement, Mason Street Advisors, among other things, monitors and evaluates the performance of sub-advisers to the Series Fund’s portfolios on an ongoing basis. Factors it considers are, among others: the qualifications of a sub-adviser’s investment personnel, its investment philosophy and process, and its long-term performance results. Mason Street Advisors also recommends the hiring, termination or replacement of a sub-adviser when deemed appropriate.

Board Action Pursuant to Exemptive Order

Pursuant to an Exemptive Order issued to Mason Street Advisors and the Series Fund by the SEC, Mason Street Advisors is permitted to hire, terminate or replace sub-advisers to the Series Fund’s portfolios, and to modify material terms and conditions of sub-advisory agreements relating to the portfolios, without shareholder approval, subject to certain conditions and the approval of the Board. Consistent with the terms of the Exemptive Order, at a meeting of the Board held on June 5, 2025, the Directors, including a majority of the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) of the Series Fund or Mason Street Advisors (“Independent Directors”), terminated the investment sub-advisory agreement with DIFA, effective July 31, 2025, and approved the New Sub-Advisory Agreement, appointing Putnam to serve as the sub-adviser for the Portfolio.

The Series Fund and Mason Street Advisors have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within 90 days of the date a newly hired sub-adviser begins providing services, the affected shareholders will be furnished this Information Statement, which contains information about Putnam, the New Sub-Advisory Agreement, and other information.

SUB-ADVISORY AGREEMENT

Board Decision to Terminate Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust

At a meeting of the Board held June 5, 2025, the Directors determined to replace DIFA as the sub-adviser for the Portfolio. Prior to the meeting, information was provided to the Directors at various meetings by Mason Street Advisors concerning potential replacement sub-advisory candidates in connection with the consideration of the New Sub-Advisory Agreement, and the Investment Committee of the Board met with representatives of Putnam at its June 5, 2025, meeting.

In determining to replace DIFA as the sub-adviser to the Portfolio, the Directors considered the underperformance of the Portfolio over multiple periods, focusing particularly on long-term performance results, which were challenged. The Directors expressed concerns regarding the portfolio construction process, generally, as well as the performance of the Portfolio. In particular, the Directors expressed overall dissatisfaction with the Portfolio’s longer-term underperformance versus both the benchmark and peers, and the fact that despite investment process enhancements implemented over the course of the past year, performance had not improved. In addition, the Directors expressed concerns regarding the changes to the portfolio management team and investment team over the past two years. The Directors considered information regarding the risk management and compliance structure and culture at DIFA. In particular, the Board received a report from Mason Street Advisors and the Series Fund’s Chief Compliance Officer at its December 2024 meeting concerning recent regulatory actions to which DIFA and its affiliates had been a party, the remedial measures DIFA and its affiliates had taken to address the matter, and whether there was or would be any potential impact to the Portfolio in the future. Further information regarding remedial actions taken, and governance enhancements implemented, by DIFA and its affiliates was presented to the Board at the February 2025 Board meeting.

Based on the foregoing considerations, which were discussed at various prior Board meetings, Mason Street Advisors recommended and the Directors concurred that it was appropriate to identify and hire a new sub-adviser for the Portfolio.

Board Consideration of Alternative Sub-Advisory Candidates and Selection of Putnam as New Sub-Adviser

At the June 5, 2025, meeting, the Directors, including the Independent Directors, unanimously approved the Investment Sub-Advisory Agreement between Mason Street Advisors and Putnam relating to the Portfolio. The Board’s decision to retain Putnam as sub-adviser for the Portfolio was reached after extensive research, evaluation and qualitative and quantitative analysis of numerous candidate firms and their respective organizational structures, investment processes and long-term performance records. The rationale for the Board’s approval, and the terms of the New Sub-Advisory Agreement, are described below. Information about Putnam is located in the “MANAGEMENT” section.

In determining whether to approve the New Sub-Advisory Agreement on behalf of the Portfolio, the Directors requested and received detailed information from Mason Street Advisors and Putnam to assist them in their evaluation. The Independent Directors also received a memorandum from their counsel advising them of their responsibilities in connection with the approval of the New Sub-Advisory Agreement, and had an opportunity to review with their counsel the legal standards governing the review of the New Sub-Advisory Agreement, including how these standards should be applied to the review of information relating to an individual sub-adviser under the Series Fund’s manager of managers structure. In addition, during the course of their deliberations, the Independent Directors had the opportunity to meet privately without representatives of Mason Street Advisors present, and were represented throughout the process by legal counsel to the Independent Directors.

The material factors and conclusions that formed the basis for the Board’s determination to approve the New Sub-Advisory Agreement include those discussed below. In addition to the information provided to them in anticipation of and at the June 5, 2025, Board meeting, the Directors considered the presentation of Putnam at a meeting of the Investment Oversight Committee of the Board held on June 4, 2025, and Putnam’s responses to the Directors’ questions during the presentation.

The Directors’ determination to engage Putnam as the investment sub-adviser for the Portfolio was the culmination of a process that began several months earlier following Mason Street Advisors’ recommendation to initiate a search to identify and assess investment manager candidates to consider as a replacement sub-adviser to the Portfolio. Mason Street Advisors then conducted a preliminary analysis of the strategies and firms identified in the initial search and narrowed down the field of potential candidates to receive a “Request for Information.” Mason Street Advisors evaluated firm matters and strategy size, track record, peer and benchmark relative performance, and ascertained a firm’s capacity for the mandate and its willingness to sub-advise the Portfolio assets, among other factors.

At its December 11, 2024 meeting, Mason Street Advisors presented the Board with information regarding five investment manager candidates they intended to engage in further due diligence following their review of the broader U.S. large cap value universe. At the February 26, 2025 meeting, Mason Street Advisors provided an analysis of the preliminary candidate slate of five managers (including with respect to each of the candidates, historical performance returns over multiple periods compared with applicable benchmark returns and peer group performance returns for similar periods, performance characteristics (including excess return, information ratio, beta and standard deviation data), portfolio characteristics (including cash levels, holdings, market cap and portfolio turnover data), a summary of the investment strategy, philosophy and process, portfolio management team credentials and experience, and the strengths and key points of differentiation for each of the candidates). Mason Street Advisors then outlined their proposed plan to conduct further due diligence regarding two final candidates.

At the Board’s June 4-5, 2025 meeting, Mason Street Advisors presented a detailed analysis of the two finalists and representatives from the investment teams for each candidate presented to the Board, outlining their investment philosophy, investment process, performance expectations and information regarding the firm, investment team and competitive advantages. Mason Street Advisors’ final analysis included extensive background information and assessment data to evaluate, compare and contrast the two candidates. The information compiled for purposes of facilitating the Board’s review of the candidates was a combination of assessment data and evaluative reports developed by Mason Street Advisors as well as data provided by the candidates, which was presented to permit the Board to effectively conduct its due diligence review of the information and engage in a thorough comparative analysis. Among other factors, the Board considered details of each candidate’s investment performance over multiple time periods, peer group rankings, representative holdings, key points of differentiation and competitive advantages, portfolio characteristics and metrics, mandate assets under management, firm leadership and investment personnel, investment processes and strategies, proposed sub-advisory fees (and the impact of such fees on Mason Street Advisors’ profitability), and other operational and firm-level factors.

Also considered by the Directors were the results of due diligence compliance reviews that had been prepared on the two final sub-advisory candidates. The due diligence reviews were based on the candidates’ responses to informational requests, as well as interviews with compliance and/or legal staff representatives of each candidate that had occurred throughout the year. Such reviews included information about each candidate’s compliance program, compliance policies and procedures, brokerage practices, trading policies and procedures, codes of ethics and proxy voting procedures. The Series Fund’s Chief Compliance Officer received compliance-related due diligence materials from the sub-advisory candidates, and provided a report to the Directors at the June 4-5, 2025 meeting. The Directors additionally received a report identifying the material contractual and business relationships and material points of contact that exist between each sub-advisory candidate (and its affiliates) and the Northwestern Mutual enterprise.

The Board’s review of the candidates involved assessment of multiple factors which included, without limitation, the following:

Nature, Extent and Quality of Services. The Directors evaluated the nature, scope, extent and quality of services that would be provided to the Portfolio by each of the candidates. The Directors considered the information developed from the extensive process utilized to identify qualified sub-advisers for the Portfolio, as well as the analysis and assessment provided by Mason Street Advisors with respect to the sub-advisory candidates. The

Directors’ consideration included information about each candidate’s organization and ownership structure, and the composition of each candidate’s investment management team. The Directors also considered the depth of experience of Putnam in managing accounts, including particularly its well-established business in serving as a sub-adviser to accounts for third-party mutual funds, using investment strategies similar to those employed for the Portfolio.

The Directors considered Mason Street Advisors’ assessment of Putnam, including positive evaluations of its investment performance and investment process. The Directors considered the substantial resources in place at Putnam and the size and breadth of its investment business. The Directors noted favorably the well-developed compliance structure that was operating at Putnam.

The Directors considered the investment approaches utilized by each of the sub-advisory candidates. The Directors cited favorably the clarity of the firm’s investment strategy and the portfolio management model employed by Putnam. The Directors also cited favorably the significant experience of the members of the firm’s investment analyst team. The Directors cited Putnam’s positive longer-term performance record, and favorable comparative performance figures versus peers. The Directors also considered Mason Street Advisors’ positive assessment of the firm’s investment team and the substantial experience of the portfolio managers. The Directors also took into consideration the strength of its investment-related resources. Based on their review of these factors and other factors deemed relevant, the Board concluded that they were satisfied with the nature, extent and quality of the services to be provided by Putnam to the Portfolio and the resources to be committed by the firm in providing such services.

Investment Performance. In order to evaluate investment performance, the Directors reviewed the performance record of the two final sub-advisory candidates for a composite of managed accounts, including mutual fund accounts, with investment objectives, investment policies and strategies similar to the Portfolio (the “composites”). The Directors considered the performance returns of these composites for both short- and long-term periods. The Directors also considered Mason Street Advisors’ performance analysis included in the final analysis materials which compared multiple metrics for the composites of each candidate. The Directors also evaluated the relative performance of the candidates’ composites versus the appropriate benchmark index performance returns, and considered peer group rankings for each of the candidates’ mandates.

The Directors also took into consideration specific characteristics regarding the candidates’ composites, including sector weighting, number of holdings, portfolio turnover, top ten holdings percentages, key points of differentiation and competitive advantages, as well as attribution information presented regarding the drivers of performance of such composites. In evaluating the two finalists, the Directors noted the relative strength of Putnam’s historical risk-adjusted and benchmark and peer group relative performance across all time periods as compared to the other candidate. In addition, in comparing the two candidates, the Directors considered Mason Street Advisors’ evaluation and comparison of each candidate’s firm structure and parent company stability.

Based on these and other factors deemed relevant, the Board concluded that they were satisfied with the experience and capabilities of Putnam, the personnel to be associated with the management of the Portfolio, and the firm’s investment performance record across accounts managed in mandates similar to the Portfolio.

Management Fees and Other Expenses. In evaluating the management fees paid by the Portfolio, the Directors considered the contractual fees paid by the Portfolio under the Advisory Agreement between Mason Street Advisors and the Series Fund. The Directors considered the sub-advisory fees proposed by the two sub-advisory candidates for services to be provided to the Portfolio. In connection with their review of proposed sub-advisory fees, the Directors also considered the proposed allocation between Mason Street Advisors and each sub-advisory candidate of the Portfolio’s investment advisory fee (i.e., the amount of the advisory fee retained by Mason Street Advisors relative to that which would be paid to a sub-advisory candidate as a management fee) and information related to the pro forma impact on the Portfolio’s total expenses and expense group rankings. The Directors considered the existing structure, size, and total operating expenses of the Portfolio. They also considered the expense limitation agreement and advisory fee waiver arrangement that are in place for the Portfolio.

The Directors determined that the fees proposed by Putnam were favorable and were the product of an arm’s-length negotiation between Mason Street Advisors and Putnam and reflected market-based sub-advisory fee rates. Based on their review of the management fees and other expenses, comparative fee data and other factors deemed relevant by the Directors, the Board concluded that the management fees, the sub-advisory fees proposed by Putnam for the Portfolio, and the total operating expenses of the Portfolio were reasonable in relation to the nature, scope and quality of the services to be provided by Putnam.

Costs and Profitability. The Directors considered Mason Street Advisors’ pricing methodology for its services as investment adviser to the Portfolio. Mason Street Advisors provided comparative information regarding the proposed sub-advisory fees of the candidates, projections regarding Mason Street Advisors’ advisory fee spread, and an associated profitability analysis. The Directors considered the financial condition of Mason Street Advisors and Mason Street Advisors’ costs and profitability related to the Portfolio in light of the sub-advisory fee negotiated with Putnam.

The Directors recognized that there are limitations inherent in allocating costs and calculating profitability for an organization such as Mason Street Advisors, and that it is difficult to make comparisons of profitability among investment advisers and clients because comparative information is not generally publicly available and, when available, such information has been developed using a variety of assumptions and other factors. Based on their review of the sub-advisory fee proposed by Putnam and the associated profitability analysis for the Portfolio, the Board concluded that they were satisfied that Mason Street Advisors’ level of profitability from its relationship with the Portfolio was appropriate and not excessive.

Economies of Scale. The Directors considered whether the Portfolio’s expense structure permitted economies of scale to be shared with investors in the Portfolio. They also took into consideration the total assets and expense ratios of the Portfolio. The Directors considered the breakpoints contained in the management fee schedule applicable to the Portfolio, as well as the proposed sub-advisory fee schedule for the Portfolio proposed by Putnam. The Directors also considered the expense limitation and fee waiver agreements in place for the Portfolio. Based on this information, the Board concluded that the fee structure for the Portfolio reflected appropriate economies of scale between the Portfolio and Mason Street Advisors.

Other Information. The Directors were presented with other information intended to assist them in their consideration of the approval of the New Sub-Advisory Agreement, including information regarding Putnam’s risk and compliance management structure, any pending or recent litigation or regulatory actions to which Putnam or its affiliates may have been a party, and responses to those actions. The Directors also received information regarding Putnam’s cybersecurity program and business continuity plan, as well as information regarding portfolio manager compensation practices as they may apply to those portfolio managers proposed to provide services to the Portfolio.

Conclusions of the Directors. Based on a consideration of all information deemed relevant in its totality, the Board, including the Independent Directors, and assisted by the advice of legal counsel independent of Mason Street Advisors, in the exercise of its business judgment concluded that it was in the best interest of the Portfolio to approve hiring Putnam as sub-adviser for the Portfolio and enter into the New Sub-Advisory Agreement between Mason Street Advisors and Putnam.

Description of the New Sub-Advisory Agreement

Under the terms of the New Sub-Advisory Agreement, Putnam shall, subject to the supervision and oversight by the Adviser and the Board, supervise, manage and direct the investment of the Portfolio’s assets in accordance with the Portfolio’s investment objective, policies and restrictions as stated in the Series Fund’s prospectus and Statement of Additional Information, and with such further guidelines as the Adviser may from time to time communicate to Putnam. Putnam will conduct a continual program of evaluation, investment, sale and reinvestment of the Portfolio’s assets by determining the securities and other investments that will be purchased and sold, when transactions will be executed, and what portion of the Portfolio’s assets will be invested or remain uninvested. Putnam will also perform certain other administrative and compliance related functions in connection with the management of the Portfolio, including the maintenance of records relating to its services and the provision of periodic reports to the Adviser and the Board.

The New Sub-Advisory Agreement provides for Putnam to be compensated at the rate of 0.27% on the first $500 million of average daily net assets, 0.24% on the next $500 million of average daily net assets, and 0.22% on average daily net assets over $1 billion. Under the New Sub-Advisory Agreement, Putnam is compensated from the fees that the Adviser receives from the Portfolio. Putnam generally will pay all expenses it incurs in connection with its activities under the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement was approved for an initial term of two years. Thereafter, a continuance will require the annual approval of the Board, including the Independent Directors. The New Sub-Advisory Agreement may be terminated at any time, without payment of penalty by (i) the vote of a majority of the Board or the vote of the majority of the outstanding voting securities of the Portfolio; (ii) the Adviser, upon 60 days’ written notice to Putnam; or (iii) Putnam, upon 90 days’ written notice to the Adviser. The New Sub-Advisory Agreement provides for automatic termination in the event of an assignment, except as otherwise provided by applicable law or the Exemptive Order, or upon the termination of the Advisory Agreement.

The New Sub-Advisory Agreement provides that, in the absence of (i) a material breach of its obligations under the Agreement, (ii) willful misfeasance, international misconduct, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligation and duties under the Agreement, (iii) a violation of applicable law, or (iv) a material breach of fiduciary duty with respect to receipt of compensation for services under the Agreement, Putnam will not be liable to the Portfolio or the Adviser for any act or omission in connection with its activities as sub-adviser to the Portfolio.

MANAGEMENT

Mason Street Advisors

The investment adviser for the Portfolio is Mason Street Advisors, LLC, a wholly-owned subsidiary of Northwestern Mutual. Mason Street Advisors’ address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Northwestern Mutual shares the same address. As of December 31, 2024, Mason Street Advisors had approximately $35.0 billion in assets under management.

Pursuant to the Advisory Agreement, subject to the supervision of the Board, Mason Street Advisors manages the investment and reinvestment of the assets of the Series Fund’s portfolios and determines the composition of the assets of the portfolios, including the purchase, retention or sales of the securities and cash contained in the portfolios. In so doing, the Adviser may hire one or more sub-advisers to carry out the investment program of the Series Fund. The Adviser also administers the Series Fund’s corporate affairs. The Advisory Agreement provides that Mason Street Advisors will provide or procure certain services for the Series Fund and permits Mason Street Advisors to delegate some or all administrative contractual obligations to others, including affiliates. Pursuant to the Advisory Agreement, the Adviser has agreed to assume: (i) expenses incurred by it in connection with managing the investment advisory and administrative operations of the Series Fund (such as office space, facilities and equipment); (ii) fees and expenses of the personnel of the Adviser and the Series Fund (except compensation, fees and expenses of the Independent Directors, and the compensation, benefits and expenses of the Series Fund’s Chief Compliance Officer and their compliance staff that relate to fund compliance functions); (iii) fees of the sub-advisers appointed by the Adviser; and (iv) expenses the Adviser otherwise agrees to assume pursuant to the advisory fee waiver agreement with the Series Fund discussed below.

For services to the Portfolio, the Portfolio pays the Adviser a fee based on the current value of net assets at the rate of 0.65% on the first $100 million of the Portfolio’s average net assets, 0.55% on the next $150 million, and 0.50% on average net assets in excess of $250 million. The Adviser has entered into a written agreement to waive a portion of its management fee related to the Portfolio such that the fee is 0.65% on the first $100 million of the Portfolio’s average net assets, 0.55% on the next $150 million, 0.50% on the next $250 million, 0.43% on the next $500 Million, and 0.41% on average net assets in excess of $1 billion. The advisory fee waiver agreement described above may be terminated by the Adviser at any time after April 30, 2026. After giving effect to the advisory fee waiver agreement, the Adviser received advisory fees of $5,198,864 from the Portfolio for the fiscal year ended December 31, 2024.

The Advisory Agreement provides that the Adviser will not be liable for any act or omission or any loss suffered by the Portfolio in connection with the matters to which the Advisory Agreement relates, except for a loss resulting from the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties under the Advisory Agreement. The Advisory Agreement will continue in effect only so long as such continuance is specifically approved at least annually in conformity with the Investment Company Act of 1940, as amended. The Advisory Agreement may be terminated at any time without payment of penalty by: (i) a vote of the Board or by the vote of a majority of the voting securities of any portfolio, upon 60 days’ written notice to the Adviser; or (ii) the Adviser, upon 90 days’ written notice to the Series Fund. The Advisory Agreement will terminate automatically upon its assignment.

The Advisory Agreement was last approved by the Board, including a majority of the Independent Directors, on February 27, 2025. The beneficial shareholders of the Series Fund last approved the Advisory Agreement on April 17, 2012.

The following chart lists the names and principal occupations of the directors and principal executive officers of Mason Street Advisors. The address for each, as it relates to that person’s position with Mason Street Advisors, is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Adviser	Principal Occupation
Bonnie L. Tomczak	Director and Chairman of the Board	Chief Executive Officer & President, Northwestern Mutual Wealth Management Company Vice President Wealth, Northwestern Mutual
David J. Drury	Director	Partner, WING Capital Group
Paul A. Mikelson	Director and President	President, Mason Street Advisors
Brent G. Schutte	Director, Chief Investment Officer, and Vice President	Vice President and Chief Investment Officer, Mason Street Advisors Vice President and Chief Investment Officer, Northwestern Mutual Wealth Management Company
Garrett D. Aird	Vice President	Vice President, Mason Street Advisors Vice President – Investment Management & Research, Northwestern Mutual Wealth Management Company

Andrew Heistad	Treasurer	Assistant Director Finance and Administration, Mason Street Advisors
Amy Eisenbeis	Secretary	Assistant General Counsel, Northwestern Mutual
Michael J. Conmey	Chief Compliance Officer	Chief Compliance Officer, Adviser Chief Compliance Officer, Series Fund Vice President Enterprise Compliance, Northwestern Mutual

Certain officers or Directors of the Series Fund serve in the capacity of director, officer and/or employee of the Adviser. The following chart lists these individuals and their positions with the Series Fund and the Adviser. The address of each officer of the Series Fund listed is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Series Fund	Position with Adviser
Paul A. Mikelson	President	Director and President
Brent G. Schutte	Vice President – Investments	Director, Vice President and Chief Investment Officer
Garrett D. Aird	Vice President – Investments	Vice President
James E. Fleming	Vice President – Investments	Portfolio Manager
Rod A. Schmucker	Vice President – Investments	Portfolio Manager
Michael J. Conmey	Chief Compliance Officer	Chief Compliance Officer
David B. Kennedy	Secretary	Assistant Secretary
Amy D. Eisenbeis	Assistant Secretary	Secretary
Michael J. Murphy	Assistant Secretary	Assistant Secretary
Joseph M. Destache	Assistant Secretary	Assistant Secretary

Putnam Investment Management, LLC

Putnam, 100 Federal Street, Boston, Massachusetts 02110, serves as sub-adviser to the Portfolio under the New Sub-Advisory Agreement. As of July 31, 2025, Putnam’s assets under management were approximately $108.285 billion.

The following chart lists the names and principal occupations of the directors and principal executive officers of Putnam. The address for each, as it relates to that person’s position with Putnam, is 100 Federal Street, Boston, Massachusetts 02110.

Name	Position with Sub-Adviser	Principal Occupation
Perkins, R. Shepherd	President	President
Oshita, Lindsey H.	Chief Financial Officer	Chief Financial Officer
Merchant, Thomas C.	Chief Legal Officer	Chief Legal Officer
Clark, James F	Chief Compliance Officer, Code of Ethics Officer and Assistant Secretary	Chief Compliance Officer, Code of Ethics Officer and Assistant Secretary
Desai, Sonal	Executive Vice President	Executive Vice President
Meyers, Thomas A.	Executive Vice President	Executive Vice President
Petryk, Adam J.	Executive Vice President	Executive Vice President

Davis, Bjorn A.	Deputy Chief Compliance Officer	Deputy Chief Compliance Officer
Ahmed, Yaqub	Senior Vice President	Senior Vice President
McKay, Steven P.	Senior Vice President	Senior Vice President
Thomen, Annie	Senior Vice President	Senior Vice President
O’Malley, Beth McAuley	Vice President and Assistant Secretary	Vice President and Assistant Secretary
Avigdor, Leeor	Treasurer	Treasurer
Tate, Stephen J.	Secretary	Secretary

Putnam provides investment advisory services to the funds listed below, which have investment objectives and strategies similar to that of the Portfolio. While the investment objectives and strategies of the funds listed below may be similar to those of the particular Portfolio with which it is compared, the nature of services provided by Putnam may be different. For example, Putnam provides sub-advisory services to the Portfolio, while it provides investment advisory services to certain of the funds listed below. As a sub-adviser, Putnam may perform a more limited set of services and assume fewer responsibilities for the Portfolio than it does for such funds.

Comparable Fund for Domestic Equity Portfolio	Sub-Advisory Fee	Assets Managed as of July 31, 2025
Sub-Advisory Client 1	0.40% of the first $250 million of average daily net assets 0.35% of the next $250 million of average daily net assets 0.25% on average daily net assets over $500 million	$134,094,610.30
Sub-Advisory Client 2	0.40% of the first $100 million of average daily net assets 0.35% of the next $150 million of average daily net assets 0.25% on average daily net assets over $250 million	$864,202,440.95
Sub-Advisory Client 3	0.24% of average daily net assets	$1,211,892,787.65

SHARES OUTSTANDING AND OWNERSHIP OF SHARES

All of the outstanding shares of the Portfolio are owned by Northwestern Mutual. Northwestern Mutual holds title to these shares for its separate investment accounts (either directly or indirectly through one or more underlying Series Fund portfolios operating as an affiliated fund of funds) used for funding variable annuity contracts and variable life insurance policies.

The following table shows the allocation of shares of the Domestic Equity Portfolio among the separate investment accounts and the underlying Series Fund portfolios as of July 31, 2025.

NML Variable Annuity Account A	21,151,060	shares	3.1%
NML Variable Annuity Account B	409,160,542	shares	59.8%
NML Variable Annuity Account C	1,899,400	shares	0.3%
Northwestern Mutual Variable Life Account	143,612,563	shares	21.0%
Northwestern Mutual Variable Life Account II	67,779,708	shares	9.9%
Active/Passive Very Aggressive Portfolio	1,014,423	shares	0.2%
Active/Passive Aggressive Portfolio	881,410	shares	0.1%

Active/Passive Moderate Portfolio	7,232,246	shares	1.1%
Active/Passive Balanced Portfolio	31,088,031	shares	4.5%
Active/Passive Conservative Portfolio	267,628	Shares	0.0%
Total	684,007,011	shares	100%

The amount beneficially owned by the Directors and officers as a group is less than 1% of the Portfolio.

AFFILIATED BROKERAGE TRANSACTIONS

The Portfolio did not make any payments to an affiliated broker for the fiscal year ended December 31, 2024.

DISTRIBUTION

The Series Fund has no principal underwriter or distributor. The Series Fund sells its shares directly to Northwestern Mutual’s insurance company separate accounts to fund variable annuity and variable life insurance products issued by Northwestern Mutual.

OTHER INFORMATION

Annual and Semi-Annual Reports

Free copies of the Series Fund’s current annual and semi-annual reports may be obtained by writing to Northwestern Mutual, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, calling the following toll-free telephone number: 866-910-1232 or sending an email to vavldocrequest@northwesternmutual.com.

Shareholder Proposals

The Series Fund is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Series Fund must be received by the Series Fund within a reasonable time before the Series Fund’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The Series Fund will not incur expenses in connection with this Information Statement. Mason Street Advisors and/or an affiliate will pay the expenses, including the printing, distribution, legal fees and out-of-pocket expenses.

Householding

Only one copy of the Notice may be delivered to multiple contract owners who have an allocation to the Portfolio sharing the same address, unless Northwestern Mutual has received contrary instructions. Additional copies of the Notice may be requested by calling Northwestern Mutual at 866-910-1232, sending an email to vavldocrequest@northwesternmutual.com or by writing to 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Contract owners sharing an address with an allocation to the Portfolio who received a single copy of the Notice and who wish to receive separate copies of future notices, or contract owners sharing an address that received separate copies of the Notice and who wish to receive a single copy of future notices, can make the request by contacting Northwestern Mutual at the same address, telephone number, or email address as set forth above.

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Domestic Equity Portfolio

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This Notice presents only an overview of the more complete Information Statement that is available to you on the internet relating to the Domestic Equity Portfolio (the “Portfolio”) of Northwestern Mutual Series Fund, Inc. (the “Series Fund”). The Series Fund is not soliciting proxy or consent authority, but is furnishing the Information Statement pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. We encourage you to access and review all of the important information contained in the Information Statement.

As the owner of a variable annuity contract or variable life insurance policy with assets invested in the Portfolio as of July 31, 2025 (record date), the Information Statement is available for you to view. The Information Statement details the recent hiring of a new sub-adviser for the Portfolio. Specifically, the Board of Directors of the Series Fund (the “Board”) determined to appoint and approved the selection of Putnam Investment Management, LLC (“Putnam”) to serve as the sub-adviser to the Series Fund’s Domestic Equity Portfolio. This change became effective on July 31, 2025. Mason Street Advisors, LLC (“Mason Street Advisors”), the Series Fund’s investment adviser, will continue to serve as the investment adviser for the Portfolio.

Mason Street Advisors and the Series Fund have received an exemptive order from the U.S. Securities and Exchange Commission that allows Mason Street Advisors to hire, terminate or replace sub-advisers to the Portfolios without shareholder approval, subject to certain conditions and Board approval (the “Manager of Managers Order”). The Manager of Managers Order requires that an Information Statement be provided to you.

By sending you this Notice, Mason Street Advisors and the Series Fund are making the Information Statement available to you online in lieu of mailing you a copy. The full Information Statement will be available on the following website until January 27, 2026: www.nmseriesfund.com. You can access, view and print the Information Statement by clicking on the direct link to the Information Statement that appears on the right side of the webpage under the column heading “Information Statement.” A paper or electronic copy of the Information Statement may be obtained, without charge, by calling 866-910-1232 or sending an email to vavldocrequest@northwesternmutual.com.

If you want to receive a paper or electronic copy of the Information Statement,

you must request a copy by following the instructions above.

There is no charge to you for requesting a copy.